SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 10, 2009

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24081 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100

Englewood, Colorado 80112

(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 802-1000

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Amendment to Rights Agreement

Item 3.03 below is incorporated herein by reference.

Letter from Singer Children’s Management Trust

On December 11, 2009, Evolving Systems, Inc. (the “Company”) received a letter from the Singer Children’s Management Trust (the “Trust”), which beneficially owns approximately 19.2% of the Company’s Common Stock.  In the letter, the Trust informed the Company that as the result of the appointment to the Company’s Board of Directors of John B. Spirtos, as discussed in Item 5.02 below, and the Company’s approval of the amendment to the Rights Agreement described in Item 3.03 below, the Trust will vote in favor of the reelection of Philip Neches and Richard Ramlall to the Company’s Board of Directors at the Company’s 2010 annual meeting of stockholders and the Trust will not seek or otherwise support additional stockholder protections or reforms at such meeting.

A copy of the letter is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.03                                           Material Modification to Rights of Security Holders

On December 10, 2009, the Board of Directors of the Company approved an amendment (the “Amendment”) to the Rights Agreement dated as of March 4, 2009 (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company LLC (the “Rights Agent”).  The Amendment increases, from 22.5% to 25.0%, the percentage of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that a person or group of affiliated or associated persons may beneficially own without becoming an Acquiring Person and triggering the exercisability of the Rights.  All other provisions of the Rights Agreement remain unchanged.

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director John B. Spirtos

Effective December 10, 2009, the Company’s Board of Directors appointed John B. Spirtos to the Board of Directors, filling the remaining vacancy on the Board of Directors.  Mr. Spirtos will serve until the 2012 Annual Meeting of Stockholders, and until his successor is elected and has qualified, or until his earlier death, resignation or removal.  Mr. Spirtos is not currently appointed to serve on any of the committees of the Board of Directors.

John B. Spirtos, 44, has served as Executive Vice President of privately-held GridPoint, Inc. since June 2009.  GridPoint provides smart grid solutions to producers and consumers of energy.  From June 2008 until May 2009, Mr. Spirtos was Senior Vice President of Comverse Technology (Pink Sheets: CMVT), a provider of billing and messaging software to the global communications industry.  Previously, from August 2004 until June 2008, Mr. Spirtos was Senior Vice President of corporate Development of NeuStar, Inc. (NYSE: NSR) a provider of clearinghouse and directory services to the communications and Internet industry.  Prior to 2004, Mr. Spirtos served as President of Corvis Corporation and its wholly owned subsidiary, Broadwing Communications , Inc. (NASD: BWNG), an integrated communications equipment and services provider.  Since July 2009, Mr. Spirtos has served on the Board of Directors of Primus Telecommunications, Inc. (OTCBB:PMUG) a global facilities-based services provider offering bundled data, voice and other value-added services.  Mr. Spirtos holds a B.S. from the University of California, a J.D. from Southwestern University and LL.M and M.B.A. degrees from Georgetown University.

Compensation Arrangement

Mr. Spirtos will receive the standard compensation paid to members of the Company’s Board of Directors, as described in the Company’s 2009 Proxy Statement filed with the SEC on April 20, 2009.

Upcoming Resignation and Reduction in Board Size

On December 10, 2009, Stephen K. Gartside, Jr., Chairman of the Board of the Company, informed the Company’s Board of Directors that he will not be pursuing re-election to the Board of Directors upon expiration of his term and the Company’s next annual stockholders meeting.  The Board of Directors accordingly approved the reduction in the size of the Board, effective as of the next annual stockholders meeting, from nine to eight directors.  The Board of Directors will appoint a new Chairman of the Board upon expiration of Mr. Gartside’s term.

Mr. Gartside, 44, joined the Company in August 2001 as Vice President of Marketing and Corporate Business Development, and held the position of President (January 2004-December 2006) and Chief Executive Officer (January 2004 -April 2007).  He became a member of the Board of Directors in January 2004, and was named Chairman of the Board of Directors in April 2007. Since March 2009, Mr. Gartside has held the position of President of Newton Running, a privately-held company specializing in the design of performance running shoes.

Item 7.01                                           Regulation FD Disclosure

Pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, on December 8, 2009, Anita T. Moseley, Sr. Vice President and General Counsel, entered into an agreement to exercise and sell up to 22,394 stock options at predetermined sales prices and quantities over a period commencing December 14, 2009 and ending May 14, 2010.  The stock options have an exercise price of $5.70 per share; 12,499 of the options will expire on May 24, 2010 and 9,895 of the options will expire on July 27, 2010.

Item 9.01                                           Financial Statements and Exhibits

Exhibit Number	Description

10.1	Letter dated December 11, 2009 from Singer Children’s Management Trust.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2009.

Evolving Systems, Inc.

By:	/s/ ANITA T. MOSELEY
Anita T. Moseley
Sr. Vice President & General Counsel